EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Barbara

Press: Melissa Merrill
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS THIRD QUARTER RESULTS

~ Adjusted FIFO EBITDA Growth of 16.5%~

~ Record Front-end Same-store Sales Increase of 9.9% Leads Chain Drug Industry~

~Total Same-store Sales Increase of 7.8%~

~ Operating Loss of $6.2 million, Including $2.7 million in Closed Store Costs and $1.0 million in Costs Related to Former CEO~

New York, NY – November 8, 2007 – Duane Reade Holdings, Inc. today reported financial results for the third quarter ended September 29, 2007.

Third Quarter Key Highlights

•	Adjusted FIFO EBITDA improved 16.5% to $19.3 million from $16.6 million in the previous year, representing the fifth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth
•	Net sales increased 6.0% to $408.8 million
•	Front-end same-store sales increased a record 9.9% and pharmacy same-store sales grew 5.3%
•	Gross margin improved to 21.0% from 20.9% last year
•	Operating loss of $6.2 million, including $2.7 million in closed store costs and $1.0 million in costs related to former CEO

Richard W. Dreiling, Chairman, President and Chief Executive Officer, commented, “We are delighted that we delivered yet another strong quarterly performance in which we drove strong sales growth in both the front-end and pharmacy, improved our market share, realized additional operating efficiencies and further improved our customers’ overall shopping experience. This broad based success, in particular the fact that we achieved our fourth quarterly record front-end same-store sales increase in the last six quarters, is a testament to the ongoing traction we are gaining from our operational improvements. We are very pleased with this progress and the fact that we are solidifying our position as one of the leading urban retailers in the metro New York area.”

Third Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 6.1% to $392.4 million from $369.9 million in the third quarter of 2006. Total net sales increased 6.0% to $408.8 million from $385.7 million in the third quarter of 2006. Total same-store sales increased by 7.8%. Front-end same-store sales increased by a record 9.9% on top of a 5.7% increase in the prior year period and pharmacy same-store sales increased by 5.3%. During the third quarter, the Company opened four new stores and closed seven stores. At the end of the third quarter, the Company operated 241 stores, compared to 249 stores in the previous year.

Front-end sales continued to show broad-based growth across most major merchandise categories, including convenience foods, health and wellness categories and beauty items. The Dollar Rewards customer loyalty program also continued its strong performance with increased spending from our most frequent shoppers. Pharmacy sales growth was also strong, despite a 3.9% increase in the generic dispensing rate over last year.

The increased use of lower priced, but more profitable generic medications adversely impacted the pharmacy same-store sales growth percentage by 3.3%.

Gross margin for the third quarter increased to 21.0% from 20.9% last year. These results reflect reduced pharmacy margins resulting from increased penetration of lower margin Medicare Part D sales, reductions in Medicaid reimbursement rates that went into effect in July 2007 and lower margins on certain high volume generic drugs that converted to multi-source distribution. Gross margin also included $1.9 million of real estate related income compared to $0.2 million in the previous year. Selling, general and administrative expenses as a percentage of net sales remained unchanged from the prior year and included a $0.5 million retained loss from a fire that occurred in one of the stores. Excluding resales of pharmaceutical merchandise, selling, general and administrative expenses represented 18.1% of net retail sales in both the current and prior year. During the quarter, the Company also sold several pharmacy prescription files that resulted in a separately reported gain of $1.3 million.

The above factors resulted in a 16.5% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, to $19.3 million, or 4.7% of sales, from $16.6 million, or 4.3% of sales in last year’s third quarter.

Net loss for the quarter was $22.1 million, compared to a net loss of $18.7 million in the prior year period. The current year’s third quarter results include $4.1 million of other expenses, including $2.7 million of closed store costs and $1.0 million of costs incurred in connection with the Company’s former CEO. The previous year’s third quarter results included other expenses of $0.1 million. A breakdown of other expenses is shown on Table 6 of this press release.

At quarter end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $566.1 million, reflecting a decrease of $6.4 million from the balance at the end of fiscal 2006. Availability under the Company’s revolving credit facility at quarter end was approximately $61.2 million. The availability at quarter end reflects the benefit of $39.4 million in proceeds resulting from the sale of redeemable preferred stock and common stock warrants to Oak Hill Capital Partners L.P. These proceeds were received in the first half of 2007 and are being used to fund the acquisition of up to eight store leases from the Gristedes supermarket chain as well as certain growth related capital expenditures.

Nine Month Results

For the nine month period, total net sales were $1.255 billion, reflecting an increase of 7.3% compared to $1.170 billion last year. Net retail store sales increased 6.7% to $1.209 billion, from $1.133 billion in the prior year period. Total same-store sales increased 8.0%, with a front-end same-store sales increase of 9.0% and a pharmacy same-store sales increase of 6.8%.

Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, increased by 28.0% to $53.6 million, or 4.3% of sales, from $41.9 million, or 3.6% of sales, in the prior year period. Operating loss was $25.8 million in the nine months of 2007, compared with $5.8 million in the nine months of 2006. The increase was primarily due to the recognition of one-time labor contingency income in 2006 of $18.0 million and an increase in other expenses from $1.8 million in 2006 to $13.4 million in 2007 that was primarily due to expenses related to closed store costs, former CEO matters and the accounting investigations conducted by our Audit Committee that were completed earlier this year.

Outlook for 2007

The Company confirms its full year Adjusted FIFO EBITDA expected range of $76 to $80 million. Due to the overall success of the turnaround plan as well as solid growth in comparable store sales for the first three quarters of 2007, the Company increased the expected range for its full year total same-store sales increase to 7.5% to 8.0%. Separately, the Company now expects a net store count decline for the year of two to three stores based upon 11 to 12 store openings and 14 store closings. The change in expected net store count is due primarily to the slower than expected lease assignments from Gristedes as well as some additional store closings. Several of the eight planned Gristedes locations are now expected to open early in 2008.

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Mr. Dreiling concluded, “We are very pleased with the success of our efforts to date and are optimistic about our prospects for continued positive momentum throughout the remainder of 2007 and into fiscal 2008. We look forward to further enhancing Duane Reade’s position as the “go to” source for convenience and pharmacy products in the New York metro area and to not only meeting but exceeding the needs of our unique urban customer base.”

Conference Call Information

The Company will hold a conference call on November 8, 2007 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter ended September 29, 2007. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through November 22, 2007. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on November 8, 2007 through November 22, 2007. The replay can be accessed by dialing (877) 519-4471 access code 9415353.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of September 29, 2007, the Company operated 241 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the outcome of pending litigation, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the outcome of matters relating to the restatement of the Company’s financial statements and the related investigation and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 29, 2007	December 30, 2006
Current Assets		
Cash	$ 1,359	$ 1,395
Receivables, net (1)	53,534	57,181
Inventories	220,113	218,924
Deferred Income Taxes	-	2,429
Prepaid Expenses and Other Current Assets (2)	14,173	25,659
Total Current Assets	289,179	305,588
Property and Equipment, net	196,824	208,148
Goodwill	70,384	70,384
Other Assets, net (3)	200,478	214,461
Total Assets	$ 756,865	$ 798,581
Current Liabilities		
Accounts Payable (4)	$ 79,409	$ 83,410
Accrued Expenses (5)	43,227	55,679
Deferred Income Taxes	574	-
Current Portion of Debt and Capital Leases (6)	156,453	160,295
Total Current Liabilities	279,663	299,384
Long Term Debt and Capital Leases	409,625	412,169
Deferred Income Taxes	28,568	29,621
Other Liabilities (7)	97,432	54,670
Total Liabilities	815,288	795,844
Total Stockholders' Equity (Deficit)	(58,423)	2,737
Total Liabilities and Stockholders' Equity or Deficit	$ 756,865	$ 798,581

(1) Includes third party pharmacy receivables of $37,394 and $39,274 at September 29, 2007 and December 30, 2006, respectively.

(2) Decrease in prepaid expenses and other current assets from December 30, 2006 is primarily due to timing of monthly rent payments.

(3) Decrease in other assets from December 30, 2006 is primarily due to the amortization of intangible assets recorded in connection with the Oak Hill acquisition in 2004.

(4) Decrease in accounts payable from December 30, 2006 of $4.0 million is primarily due to the timing of merchandise receipts at quarter-end as compared to the prior year-end.

(5) Decrease in accrued expenses from December 30, 2006 primarily reflects the payment of 2006 incentive compensation in the second quarter of 2007, timing of semi-annual interest payments on the Company's 9.75% senior subordinated notes due 2011 and severance payments for certain executives.

(6) The outstanding revolver loan balance of $153.1 million at September 29, 2007 and $157.1 million at December 30, 2006 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. This reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(7) Increase in other liabilities from December 30, 2006 is primarily due to the issuance of redeemable preferred stock in connection with the acquisition of certain Gristedes supermarket leases and other capital expenditures, which is classified as a liability pursuant to SFAS No. 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity".

Table 3

Duane Reade Holdings, Inc.

Operating Data
(Unaudited)
(Dollars in thousands)

	For the 13 Weeks Ended Sept. 29, 2007	For the 13 Weeks Ended Sept. 30, 2006	For the 39 Weeks Ended Sept. 29, 2007	For the 39 Weeks Ended Sept. 30, 2006
LIFO EBITDA (1)	$ 11,798	$ 13,261	$ 28,675	$ 30,422
LIFO Expense	600	550	1,800	1,650
FIFO EBITDA (1)	$ 12,398	$ 13,811	$ 30,475	$ 32,072
FIFO EBITDA as a percentage of net sales	3.0%	3.6%	2.4%	2.7%
Adjusted FIFO EBITDA (2)	$ 19,339	$ 16,598	$ 53,646	$ 41,904
Adjusted FIFO EBITDA as a percentage of net sales	4.7%	4.3%	4.3%	3.6%
Capital expenditures	$ 6,652	$ 5,882	$ 20,058	$ 18,152
Lease acquisitions and other investing activities	$ 5,736	$ 1,119	$ 14,547	$ 5,226
Same-store sales growth	7.8%	4.4%	8.0%	3.7%
Pharmacy same-store sales growth	5.3%	2.9%	6.8%	1.4%
Front-end same-store sales growth	9.9%	5.7%	9.0%	5.6%
Pharmacy sales as a % of net sales	46.0%	47.1%	46.3%	46.5%
Third Party sales as a % of prescription sales	92.9%	92.9%	93.0%	92.8%
Average weekly prescriptions filled per store (3)	808	781	828	800
Number of stores at end of period			241	249
Retail square footage at end of period			1,662,948	1,726,969
Average store size (sq.ft.) at end of period			6,900	6,936

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, labor contingency income, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, certain charges related to the acquisition transaction, closed store costs, accounting investigation costs, former CEO related expenses, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(3) Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Net Retail Store Sales

(Unaudited)

(in thousands)

	For the 13 Weeks Ended Sept. 29, 2007	For the 13 Weeks Ended Sept. 30, 2006	For the 39 Weeks Ended Sept. 29, 2007	For the 39 Weeks Ended Sept. 30, 2006
Net sales	$ 408,828	$ 385,655	$ 1,255,146	$ 1,170,313
Resale activity	16,420	15,751	46,514	37,194
Net retail store sales	$ 392,408	$ 369,904	$ 1,208,632	$ 1,133,119

Reconciliation of EBITDA to Net Loss and
Net Cash Provided by (Used in) Operating Activities
(Unaudited)
(in thousands)

	For the 13 Weeks Ended Sept. 29, 2007	For the 13 Weeks Ended Sept. 30, 2006	For the 39 Weeks Ended Sept. 29, 2007	For the 39 Weeks Ended Sept. 30, 2006
FIFO EBITDA	$ 12,398	$ 13,811	$ 30,475	$ 32,072
LIFO Expense	600	550	1,800	1,650
LIFO EBITDA	11,798	13,261	28,675	30,422
Depreciation and amortization	(18,007)	(16,903)	(54,460)	(54,209)
Labor contingency income	-	-	-	18,004
Interest expense	(15,731)	(14,356)	(44,810)	(42,229)
Income tax provision	(112)	(734)	(2,128)	(1,661)
Net loss	$ (22,052)	$ (18,732)	$ (72,723)	$ (49,673)
Net loss	(22,052)	(18,732)	(72,723)	(49,673)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:				
Depreciation and amortization	18,919	17,815	57,200	57,245
Deferred tax provision	42	548	1,950	1,409
Non-cash rent expense	2,673	2,531	8,993	7,681
Reversal of labor contingency accrual	-	-	-	(18,004)
Other	(2,585)	107	(321)	211
Changes in operating assets and liabilities (net of effect of acquisitions):				
Receivables	1,672	2,874	3,647	5,147
Inventories	444	(4,505)	(1,189)	4,885
Prepaid expenses and other assets	11,044	1,054	11,486	3,875
Other assets/liabilities, net	2,938	4,417	3,543	(7,606)
Accounts payable	(1,449)	7,064	(4,001)	12,858
Accrued expenses	(7,938)	(22,332)	(12,462)	(23,318)
Cash provided by (used in) operating activities	$ 3,708	$ (9,159)	$ (3,867)	$ (5,290)

Calculation of Adjusted FIFO EBITDA

	For the 13 Weeks Ended Sept. 29, 2007	For the 13 Weeks Ended Sept. 30, 2006	For the 39 Weeks Ended Sept. 29, 2007	For the 39 Weeks Ended Sept. 30, 2006
FIFO EBITDA as above	$ 12,398	$ 13,811	$ 30,475	$ 32,072
Non-cash rent expense	2,673	2,531	8,993	7,681
Former CEO-related expenses	1,033	(14)	4,840	370
Oak Hill management fee	313	313	938	938
Executive severance reserve	-	206	-	506
Executive relocation expenses	-	-	-	156
Phantom stock liability adjustment	-	(518)	-	(518)
Stock option expense	156	107	826	211
Closed store costs	2,729	-	5,078	-
Accounting investigation costs	-	-	2,183	-
Other	37	162	313	488
Adjusted FIFO EBITDA	$ 19,339	$ 16,598	$ 53,646	$ 41,904